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                                                                    EXHIBIT 1.2


                              CONSULTING AGREEMENT


            THIS AGREEMENT is made and entered into effective as of the 15th day of January, 1997, by and between SCHUFF STEEL COMPANY, an Arizona corporation ("Company"), and D. RONALD YAGODA ("Consultant").

R E C I T A L S:

            A. The Company is an Arizona closely-held corporation that wishes to become publicly owned through the sale of shares to the public.

            B. Consultant is experienced in the investment banking field and familiar with the steps necessary to assist a closely-held business in becoming a publicly held company.

            C. The Company is willing to engage Consultant to perform consulting services for its benefit and is willing to pay Consultant a reasonable fee for those services.

            D. The parties hereto desire to enter into this Agreement upon the terms and conditions hereinafter set forth.

A G R E E M E N T S:

            1. CONSULTING SERVICES. Consultant agrees to provide consulting services to the Company relating to the Company's transition from a closely-held corporation to a publicly held corporation including, but not limited to, the following:

                  (a) Assisting the Company in developing its investment image;

                  (b) Interviewing and selecting investment bankers;

                  (c) Meeting with investment bankers, security analysts, portfolio managers, stockbrokers, and traders;

                  (d) Assisting in determining the appropriate pricing for an initial public offering;

                  (e) Being available for investor and due diligence meetings;
      and

                  (f) Working with attorneys and investment bankers on registration statement as needed.




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            2. CONSULTING FEE. In consideration of Consultant's performance of the services referred to in Paragraph 1 for the term hereof, the Company agrees to pay to Consultant a consulting fee in an amount equal to one-half percent (1/2%) of the capital raised in the public offering, payable as follows:

                  (a) FIFTEEN THOUSAND DOLLARS ($15,000.00) shall be payable upon execution of this Agreement; and

                  (b) The remaining balance shall be due and payable upon completion of the public offering.

            3. TERM. The term of this Agreement shall commence on the date hereof and continue for one (1) year, ending on January 15, 1998.
Notwithstanding anything else to the contrary herein, either party can terminate this Agreement upon fourteen (14) days written notice to the other party.

            4. CONFIDENTIAL INFORMATION. It is expressly understood and agreed that all trade secrets and know-how of the Company are confidential and are the sole property of the Company. Consultant shall have no right to possession of such trade secrets and know-how other than in the discharge of its duties hereunder. Consultant shall not divulge to third parties the content of any trade secrets which may have been acquired by virtue of this Agreement. The obligations provided for in this Paragraph 0 shall survive any termination of this Agreement.

            5. LIABILITY OF CONSULTANT. In the course of carrying out his duties as obligated under this Agreement, Consultant shall be liable only for gross negligence, bad faith or breach of an expressed provision of this Agreement, but in all other respects, shall not be liable to the Company for any mistake of judgment. If the Company becomes liable or responsible for the payment of any debt, encumbrance, liability or judgment arising out of or resulting from Consultant's performance under this Agreement, and the payment of such debt, encumbrance, liability or a judgment did not arise through the gross negligence or bad faith of Consultant, the Company shall indemnify Consultant for any and all such expense.

            6. INDEPENDENT CONTRACTOR STATUS. Consultant is providing services to the Company only for the purposes and to the extent set forth in this Agreement, and Consultant's relation to the Company shall at all times during the term of this Agreement be that of an independent contractor. Consultant shall not be considered as having employee status or as being entitled to participate in any plans, arrangements, or distributions by the Company pertaining to or in connection with any pension plan, stock plan, bonus plan, profit sharing plan or similar plan or benefit for the Company's employees.

            7. COST AND EXPENSES. The Company shall reimburse Consultant for reasonable out-of-pocket costs and expenses incurred by Consultant in connection with the




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performance of his duties as described herein; provided, however, before incurring any costs and expenses relating to travel or entertainment, Consultant shall obtain the prior written approval of the Company. Failure to obtain such written approval before incurring such costs and expenses shall negate the Company's responsibility for their reimbursement hereunder.

            8. NOTICES. Any notices, statements, payments or other communications by the parties hereto to the other party shall be directed to the address set forth below:

            If to the Company:               Scott A. Schuff
                                             420 S. 19th Avenue
                                             Phoenix, Arizona 85009

            If to Consultant:                D. Ronald Yagoda
                                             7320 E. Butherus Drive
                                             Suite 206
                                             Scottsdale, Arizona 85260

            9. ASSIGNMENTS. Neither party shall assign this Agreement or any portion of the rights without the prior written consent of the other party hereto.

            10. BINDING EFFECT. This Agreement, and its terms and provisions, shall be binding upon, and inure to, the benefit of the parties, their successors, administrators, executors and assigns, except as otherwise provided herein.

            11. COMPLETE AGREEMENT. This Agreement sets forth all of the covenants, agreements, conditions and understandings between the parties hereto, and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between them other than as set forth herein, and those agreements which are executed contemporaneously herewith. This Agreement cannot be modified or changed except by a written instrument executed by all the parties hereto.

            12. CONSTRUCTION. This Agreement shall be construed in accordance with and be governed by the laws of the State of Arizona.

            IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first above written.

                                        COMPANY:

                                        SCHUFF STEEL COMPANY, an Arizona
                                        corporation




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                                        By:  /s/ Scott A. Schuff
                                             -----------------------------------
                                             Scott A. Schuff, President

                                        CONSULTANT:

                                        /s/ D. Ronald Yagoda
                                        ----------------------------------------
                                        D. RONALD YAGODA



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